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                                                /------------------------------/
                                                /        OMB Approval          /
                                                /------------------------------/
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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

Foote II                             Edward                        Thaddeus
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        (Last)                      (First)                        (Middle)

8565 Old Culter Road
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                                   (Street)

Coral Gables                         FL                               33143
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol LNR Property Corporation/ LNR
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year    Apr-02
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Mo./Yr.)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing

     X   Form filed by One Reporting Person
    ---
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature of
   of                    action     action          or Disposed of (D)                Securities           ship          Indirect
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         Beneficial
   (Instr. 3)            (Mo./      (Instruc-                                         Owned at             Direct        Owner (4)
                         Day/        tion 8)                                          End of               (D) or
                         Yr)     -----------------------------------------------      Month                Indirect
                                  Code / V       Amount / A or D / Price              (Instr. 3 and 4)     (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             N/A       N/A                N/A                                  3,750           D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)


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
FORM 4 (continued)                 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                          (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/Day/                                Disposed of (D)
                                      Deriv-              Year)                                      Instr. 3, 4, and 5
                                      ative
                                      Security

                                                                                Code / V             (A)          (D)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Options                27.96                   N/A                   N/A                     N/A
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Options                36.37                4/10/2002                 A                    1,000 (A)
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
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                              6. Date Exer-     7. Title/ Amt of             8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                                                                                5)          Owned            ficially      ship
                                                                                            at End           Owned at      (Instr.
                                                                                            of               End of        4)
                                                      Title/Amt                             Month            Month
                                 Exer/Expir         or # of share                           (Instr. 4)       (Instr. 4)
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
                             04-11-02 / 04-10-04  Common Stock Options/ 1,000     N/A         1,000             D
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                             04-10-03 / 04-09-05  Common Stock Options/ 1,000     N/A         1,000             D
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

Explanation of Responses:


        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


          /s/ Edward Foote II               5/10/2002
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

          Edward Foote II

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

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